Exhibit 10.2

TREX COMPANY, INC.

Amended and Restated

1999 Stock Option and Incentive Plan

Non-Incentive Stock Option Agreement

Grant Date:	Stock Option Exercise Price:
Last Date to Exercise: 1/

Number of Shares of Common Stock

Covered by Grant of Options:

We are pleased to inform you that the Board of Directors has granted you an option (the “Option”) to purchase Trex Company, Inc. common stock. Your grant has been made under the Company’s Amended and Restated 1999 Stock Option and Incentive Plan (the “Plan”), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

This stock option grant has been executed and delivered as of on behalf of Trex Company, Inc.

Robert G. Matheny
Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO:

Employee Name

This is not a stock certificate or a negotiable instrument. Transferable only pursuant to Section 11.2 of the Plan.

1	Certain events can cause an earlier termination of the Option. See “Effects of Changes in Capitalization” in the Plan.

1. Vesting:

Subject to the terms of the Plan, the Option becomes vested as to 100% of the shares of Stock purchasable pursuant to the Option on the date of grant of the Option.

2. Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of shares at any time of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the exercise procedures as set forth in the Plan. All exercises must take place before the Last Date to Exercise (shown on the cover sheet), or such earlier date following your death, disability, retirement, or your ceasing to provide services as described below under “Service Requirements.”

3. Service Requirements and Termination of Option:

If your service terminates for a reason other than: (i) for Cause or (ii) because of your death, permanent and total disability or retirement, you will have ninety (90) days after your provision of services ceases to exercise your vested Option shares, but in no event may the Option be exercised after the Last Date to Exercise. After the 90 days have elapsed, your Option will terminate.

If your service terminates because of your death, permanent and total disability, or retirement, you or your estate will have a period of five years to exercise any Options, but in no event may the Options be exercised after the Last Date to Exercise. After the five year period has elapsed, your Options will terminate.

Your Option will terminate immediately upon termination of your services for Cause. “Cause” means, as determined by the Board, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a felony or of a crime involving moral turpitude; or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

4. Taxes and Withholding:

This Option shall not constitute an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company, a Subsidiary or an Affiliate.

5. Transferability:

The Option may be transferred in a manner consistent with Section 11.2 of the Plan.

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